Exhibit 99.1

NEWS RELEASE

CARREKER CORPORATION REPORTS FOURTH QUARTER

AND FISCAL 2005 RESULTS

DALLAS (May 1, 2006) — Carreker Corporation (Nasdaq: CANI), a leading provider of payments technology and consulting solutions for the financial services industry, today reported results for its fourth quarter and 2005 fiscal year ended January 31, 2006.

The Company reported revenue of $30.1 million and net income of $1.5 million, or $0.06 per diluted share for the fourth quarter of 2005 as compared to revenue of $28.4 million and a net loss of $950,000, or ($0.04) per diluted share for the third quarter of 2005.

During the three months ended October 31, 2005 and January 31, 2006 respectively, the Company recorded amortization associated with certain acquisition-related intangible assets of approximately $1.5 million. Excluding this item, non-GAAP net income for the three months ended January 31, 2006 was $3.0 million, or $0.12 per diluted share, as compared with non-GAAP net income of $555,000, or $0.02 per diluted share for the three months ended October 31, 2005.

“We are pleased to report that total revenue in the fourth quarter was the Company’s highest total quarterly revenue during the fiscal year of 2005, meeting our previously stated guidance,” said J.D. (Denny) Carreker, Chairman and Chief Executive Office of Carreker Corporation. “Stronger consulting revenue as well as continued strength in our software license and implementation revenue categories contributed to the improved results. Demand for our new products is increasing, and although in certain situations we are experiencing extended sales cycles and intensified competition in our payments business, we are optimistic about the revenue generating potential for these products during fiscal year 2006 and beyond. Looking forward, we remain confident that our new and existing products will gain further industry adoption and, when combined with our ongoing cost containment initiatives, will result in future revenue growth and profitability.”

Revenue for the fiscal year of 2005 was $116.6 million and net income was $2.1 million, or $0.08 per diluted share as compared to revenue of $118.9 million and a net loss of $1.2 million or ($0.05) per diluted share for the full year 2004.

During the twelve months ended January 31, 2005 and 2006, the Company recorded amortization associated with certain acquisition-related intangible assets of approximately $6.0 million. Excluding this item, non-GAAP net income for the twelve months ended January 31, 2006 was $8.1 million, or $0.33 per diluted share, as compared with non-GAAP net income of $4.8 million, or $0.20 per diluted share, for the twelve months ended January 31, 2005.

Carreker has presented supplemental non-GAAP financial measures as part of this earnings release. The non-GAAP financial measures exclude the amortization of acquisition-related intangibles. These adjustments to Carreker’s GAAP results are made with the intent of providing useful information to management and investors regarding Carreker’s underlying operational results and performance in the marketplace. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States. A reconciliation of non-GAAP to GAAP results for the three month periods ended January 31, 2006 and October 31, 2005 as well as the twelve month periods ended January 31, 2006 and January 31, 2005 is as follows:

($ in 000s, other than per share figures)	Three Months ended Jan. 31, 2006	Three Months ended Oct. 31, 2005	Twelve Months ended Jan. 31, 2006		Twelve Months ended Jan. 31, 2005
GAAP Net Income (Loss)	$1,467	$(950)	$2,069		$(1,196)
Amortization of Intangible Assets	$1,505	$1,505	$6,020		$6,020
Non-GAAP Net Income	$2,972	$555	$8,089		$4,824
Diluted net income (loss) per share on a GAAP basis	$0.06	$(0.04)	$0.08		$(0.05)
Amortization of Intangible Assets	$0.06	$0.06	$0.24		$0.24
Diluted net income per share on a Non-GAAP basis	$0.12	$0.02	$0.33	*	$0.20 *

* Please note: The figures above do not tie due to rounding

Business Outlook

Carreker anticipates revenue growth during the 2006 fiscal year due to the availability and anticipated acceptance of several new products and service offerings, which were developed during 2005 as well as new products and services expected to be offered in 2006. However, due to a lengthened decision cycle associated with some of the new products, our overall annual growth in revenue is anticipated to be in the latter half of the year. The Company believes it is well positioned for profitability in 2006 as a result of the anticipated revenue growth coupled with ongoing cost containment efforts.

Conference Call

Carreker’s management will host a conference call and live Web cast today, Monday, May 1, 2006, at 4:30 p.m. Eastern Time to discuss the Company’s fourth quarter and fiscal year 2005 financial results and provide an overview of business conditions, industry trends and other points of interest. To join the conference call, Domestic participants dial 866-348-8664; International participants dial 706-679-0430. All participants enter code 5845508. Additionally, a live Web cast of the conference call will be available through the investor relations section of the Company’s Web site at http://ir.carreker.com. A replay of the call will be available from Monday, May 1st at 7:30 p.m. Eastern Time to Monday, May 8th, 2006 at 11:59 p.m. Eastern Time. To access the replay, Domestic participants dial 800-642-1687; International participants dial 706-645-9291. All replay participants enter code 5845508. An archived version of the Web cast will be available through the investor relations section of the Company’s Web site at http://ir.carreker.com.

Forward Looking Statements

Except for historical information, the statements in this release, including statements regarding future financial performance, constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to customer acceptance of new product introductions, the timing of revenue from contracted sales, the timing of expected sales of products, the impact of the recent restatement of the Company’s consolidated financial statements and the volatility in the Company’s common stock price, as well as the risks and uncertainties arising out of economic, competitive, governmental and technological factors affecting the Company’s operations, markets, services, products, sales, potential sales and prices.

For further information concerning certain of these risks and uncertainties, see under the caption “Risk Factors” in the Company’s most recent Form 10-K. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About Carreker Corporation

Carreker Corporation improves earnings for financial institutions around the world. The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships. Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean. Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in London and Sydney. For more information, visit www.carreker.com.

Lisa Peterson, Executive Vice President

Gary Samberson, SVP, Treasury, Risk

and CFO

Management and Investor Relations

(972) 371-1454 PH

(972) 371-1590 PH

(972) 458-2567 FX

(972) 458-2567 FX

Email: lpeterson@carreker.com	Email: gsamberson@carreker.com

CARREKER CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Q4	Q3	YEAR ENDED JANUARY 31,
	2005	2005	2006	2005

Revenues:
Consulting	$8,704	$6,720	$33,244	$37,193
Software license	5,814	5,322	18,277	20,429
Software maintenance	9,732	10,822	42,442	43,293
Software implementation and other services	4,846	4,585	18,457	14,799
Outsourcing service	320	220	1,038	139
Out-of-pocket expense reimbursements	680	701	3,126	3,038
Total revenues	30,096	28,370	116,584	118,891

Cost of revenues:
Consulting	4,299	4,369	17,186	18,989
Software license	2,443	2,155	7,962	7,960
Software maintenance	3,210	3,588	14,209	14,771
Software implementation and other services	3,117	3,562	13,334	14,747
Outsourcing service	477	424	1,914	616
Out-of-pocket expenses	804	701	3,103	3,087
Total cost of revenues	14,350	14,799	57,708	60,170
Gross profit	15,746	13,571	58,876	58,721

Operating costs and expenses:
Selling, general and administrative	11,839	11,191	45,527	46,524
Research and development	2,136	2,444	9,617	8,644
Amortization of customer relationships	350	350	1,400	1,400
Restructuring and other charges	15	780	918	3,682
Total operating costs and expenses	14,340	14,765	57,462	60,250
Income (loss) from operations	1,406	(1,194)	1,414	(1,529)

Other income (expense):
Interest income	221	185	716	306
Interest expense	(106)	(122)	(440)	(442)
Other income (expense)	96	283	814	1,037
Total other income (expense), net	211	346	1,090	901
Income (loss) before provision for income taxes	1,617	(848)	2,504	(628)
Provision for income taxes	150	102	435	568
Net income (loss)	$1,467	$(950)	$2,069	$(1,196)
Basic earnings (loss) per share	$0.06	$(0.04)	$0.09	$(0.05)
Diluted earnings (loss) per share	$0.06	$(0.04)	$0.08	$(0.05)
Shares used in computing basic earnings (loss) per share	23,911	23,906	24,092	24,295
Shares used in computing diluted earnings (loss) per share	24,122	23,906	24,478	24,295